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                                                                      Exhibit 99





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                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                               Eight months ended August 31, 1994
                                                      ---------------------------------------------------------
                                                                                        Pro Forma
                                                                             ----------------------------------
                                                      Actual                 Adjustments                  Total
                                                      ------                 -----------                 ------
Revenues
   Market making and principal
      transactions                                   $ 1,054               $                           $ 1,054

   Investment banking                                    421                                               421
   Commissions                                           332                                               332
   Interest and dividends                              4,547                                             4,547
   Other                                                  41                                                41
                                                     -------               --------                    -------
       Total revenues                                  6,395                                             6,395
   Interest expense                                    4,365                    (18) (a)                 4,347
                                                     -------               --------                    -------
       Net revenues                                    2,030                     18                      2,048
                                                     -------               --------                    -------
Non-interest expenses
   Compensation and benefits                           1,057                                             1,057
   Brokerage, commissions and
      clearance fees                                     178                                               178
   Communications                                        135                                               135
   Professional services                                 122                                               122
   Occupancy and equipment                               115                                               115
   Depreciation and amortization                          86                                                86
   Advertising and market development                     85                                                85
   Other                                                  76                                                76
   Severance charge                                       33                                                33
   Spin-off expenses                                      15                    (15) (b)
                                                     -------               --------                    -------
        Total non-interest expenses                    1,902                    (15)                     1,887
                                                     -------               --------                    -------
Income before taxes and cumulative
  effect of change in accounting principle               128                     33                        161
   Provision for income taxes                             48                     10  (c)                    58
                                                     -------               --------                    -------
Income before cumulative effect of
  change in accounting principle                          80                     23                        103
                                                     -------               --------                    -------
Preferred stock dividends                                 27                      1 (d)                     28
                                                     -------               --------                    -------
Income before cumulative effect of change
  in accounting principle applicable to
  common stock                                       $    53               $     22                    $    75
                                                     =======               ========                    =======

Number of shares used in earnings
   per share computation (e)                                                                             110.9
                                                                                                       =======

Pro forma earnings per common share                                                                    $   .68
                                                                                                       =======

           See notes to pro forma consolidated financial statements.





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                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


1.  Basis of Reporting

         The pro forma financial data has been prepared by the Company based on certain adjustments to the consolidated financial statements of the Company. The pro forma statement of operations reflects adjustments for the Concurrent Transactions and the Stock Award Program as if such transactions had occurred on the first day of the period reported on.

         The pro forma financial data does not purport to present the results of operations of the Company had the Concurrent and Stock Award Program Transactions actually occurred as of such dates, nor is it necessarily indicative of results of operations that may be achieved in the future.

         To broaden and increase the level of employee ownership in Holdings, the Compensation Committee approved the Stock Award Program pursuant to which it awarded, subject to vesting provisions and transfer restrictions, 5.2 million Employee RSUs and determined to award the Executive RSUs to the executive officers of Lehman Brothers if certain performance goals are achieved. The Employee RSUs and the Executive RSUs will comprise part of the bonuses awarded for 1994. Stockholders' equity increased by approximately $78 million (prior to forfeitures) with an offsetting decrease in accrued liabilities with respect to the award of the Employee RSUs; however, the number of Executive RSUs to be awarded, if any, will be determined upon completion of the performance period. Holdings will meet the share requirements for the Stock Award Program and other Common Stock based compensation and benefit plans by repurchasing shares in the open market or issuing such shares.

PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS:

         The pro forma adjustments to the statement of operations give effect to the items described below:

         (a) Reduced interest expense of approximately $18 million in the first eight months of 1994, resulting from the utilization of the cash proceeds to the Company from the Equity Investment.

         (b) The elimination of the charges which resulted from the Concurrent Transactions and certain related expenses.

         (c) Adjustment (a) above, tax effected at an assumed rate of 40% plus the actual tax expense on (b) above.





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                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES
      NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS  (CONTINUED)


         (d) Elimination of the dividend on the Money Market Cumulative Preferred Stock partially offset by the addition of the dividend on the Cumulative Preferred Stock. Holders of the Redeemable Preferred Stock will be entitled to receive, in the aggregate, an annual dividend equal to 50% of the Company's net income in excess of $400 million per year, with a maximum dividend of $50 million per year, for each of the next eight years commencing on or about the distribution Date. On a pro forma basis, no such dividends would have been payable in 1994.

         (e) The number of shares used in the earnings per share computation includes the weighted average common stock outstanding for the eight months ended August 31, 1994, of 105,588,233, the 73,056 RSUs awarded as of the Distribution (See Note 3) and the 5,200,000 Employee RSUs awarded
               July 1, 1994. The Employee RSUs although not awarded until July 1, 1994, are assumed outstanding from January 1, 1994 for the pro forma statement of operations.




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